Exhibit 99.1

Champps Entertainment Announces Fourth Quarter and Full Year

Results for Fiscal 2007

LITTLETON, CO. September 4, 2007 - Champps Entertainment, Inc. (Nasdaq GM:CMPP) today announced results for its fourth quarter and fiscal year ending July 1, 2007.

Total revenues for the fourth quarter decreased 4.7 percent to $47.1 million, compared with revenues of $49.4 million for the fourth quarter of last year. Comparable same store sales decreased 4.0 percent for the fourth quarter of fiscal 2007 compared to the fourth quarter of fiscal 2006. Comparable food sales decreased 3.8 percent, while comparable alcohol sales decreased 5.1 percent for the fourth quarter 2007 compared to the fourth quarter of fiscal 2006.

The Company ended the fiscal year with $19.4 million of cash, reflecting a $9.9 million increase in cash during the fiscal year. No borrowings are outstanding under the Company’s credit facility and no share repurchases were made during the quarter. The $15.0 million of convertible notes due December 2007 have been called for redemption subject to the completion of the merger transaction discussed below and the availability of sufficient funds. If the merger is not completed for any reason, the Company expects to repay the notes either with available cash, the proceeds from credit facility borrowings, new term debt, or a combination of these sources.

The average dining room guest check, excluding alcoholic beverages, was approximately $13.91 for the fourth quarter of fiscal 2007 compared to $13.65 for the fourth quarter of fiscal 2006, a 1.9 percent increase. During the fourth quarter of fiscal 2007, food sales and alcoholic beverage sales represented 71.7 percent and 28.3 percent of total sales, respectively. During the fourth quarter of fiscal 2006, food sales and alcoholic beverage sales represented 71.6 percent and 28.4 percent of total sales, respectively.

The Company closed three underperforming locations in May 2006 and another in January 2007. The results for these locations along with associated closure and exit costs have been classified as discontinued operations for all periods presented.

The net loss for the fourth quarter 2007 was $0.7 million, or $0.06 loss per diluted share compared to net loss of $2.0 million, or $0.15 loss per diluted share in the same quarter last year. An additional income tax expense of $0.3 million was recorded in the fourth quarter of fiscal 2007 related to a charge to establish a valuation allowance on certain income tax credits, the full realization of which is no longer considered more likely than not based on the income trends of the Company. The Company also incurred in the fourth quarter of this year $0.2 million (pre-tax) of potential company sale expenses related primarily to legal costs associated with the potential sale of the Company as discussed below. A discontinued operations loss of $14,000 (net of tax), or $0.01 loss per diluted share, was recorded in this year’s fourth quarter compared to a discontinued loss of $1.3 million (net of tax), or $0.10 loss per diluted share recorded in last year’s fourth quarter.

“We were happy to be able to lower our operating loss compared to the prior year quarter despite the continued softness in sales,” noted Mike O’Donnell, Champps’ Chairman, President, and Chief Executive Officer. “Our restaurant managers have been working very hard to play defense in this tough sales and cost environment with a renewed focus on cost controls and improving productivity. Additionally, we benefited from significantly lower general and administrative expense during the quarter resulting primarily from lower legal costs (excluding those associated with the potential sale of the Company) and other savings.”

O’Donnell added, “While our April sales improved over the prior year, a weakening of June’s sales more than offset the improvement. June’s sales were negatively impacted by the shorter and less popular NBA playoff finals and did not have the benefit of the World Cup soccer tournament which occurred in the prior year.”

Adjusted diluted loss per share from continuing operations without the income tax valuation expense and potential company sale expenses and impairment items, would have been $0.03 for the fourth quarter of fiscal 2007 compared with the diluted loss per share from continuing operations of $0.05 in last year’s fiscal fourth quarter. The preceding sentence is considered a non-GAAP presentation of financial measures and a reconciliation of non-GAAP financial measures is provided in the financial schedules accompanying this press release. Unadjusted, the diluted loss per share for the fourth quarter of fiscal 2007 included $0.03 of income tax valuation expense and potential company sale expenses, while the diluted loss per share for the fourth quarter of fiscal 2006 did not include any such expenses.

Product costs increased to 28.8 percent of sales in the most recent quarter from 28.6 percent of sales compared to the fourth quarter of the last fiscal year. The product cost increase was due largely to higher dairy prices. Labor costs increased to 33.3 percent of sales from 33.0 percent of sales for the same period last fiscal year due to higher bonus costs as a result of the rollout of the partnership bonus program, which started in March 2006 and higher wage costs as a result of an increase in the tipped minimum wage in certain states, primarily Ohio and Colorado, partially offset by productivity improvements.

Other operating costs were 16.3 percent of sales in this year’s fourth quarter compared to 16.7 percent of sales in the same quarter last year. The decrease in other operating costs was due primarily to lower training and supply costs. Occupancy expense was flat, but was 11.1 percent of sales in the fourth quarter of fiscal 2007 and 10.6 percent of sales in the fourth quarter of fiscal 2006, reflective of the lower sales in the 2007 quarter. Depreciation and amortization expense was 5.5 percent of sales in fiscal 2007 and 5.3 percent of sales in fiscal 2006.

General and administrative expenses for the fourth quarter were $3.2 million, or 6.8 percent of revenues, compared to $4.2 million, or 8.5 percent of revenues in the comparable period last fiscal year. General and administrative expenses decreased as a result of lower legal, marketing, store manager-in-training wages (due to lower turnover this year) and travel costs.

A net loss of $7.9 million, or $0.60 loss per diluted share, was reported for fiscal 2007 compared with net income of $1.6 million, or $0.12 income per diluted share, reported in the prior fiscal year. An additional income tax expense of $8.1 million was recorded in fiscal 2007 related to charges to establish a valuation allowance on certain income tax credits, the full realization of which is no longer considered more likely than not based on the income trends of the Company. Also, in fiscal 2007 the Company incurred $0.7 million (pre-tax) of potential company sale expenses related to legal and board of directors’ special committee costs associated with the potential sale of the Company as discussed below and $0.5 million (pre-tax) of asset impairment charges. Included in net income for fiscal 2006 income was $2.1 million (pre-tax) for asset impairment charges and restaurant closings / disposals. A discontinued operations loss of $0.3 million (net of tax), or $0.03 loss per diluted share, was recorded in this year compared to a discontinued loss of $3.1 million (net of tax), or $0.24 loss per diluted share recorded in last year.

Adjusted diluted income per share from continuing operations without the income tax valuation expense, potential company sale expenses and impairment items would have been $0.10 for fiscal 2007 compared with adjusted diluted income per share from continuing operations of $0.22 last year. The preceding sentence is considered a non-GAAP presentation of financial measures and a reconciliation of non-GAAP financial measures is provided in the financial schedules accompanying this press release. Unadjusted, the diluted loss per share for fiscal 2007 included $0.67 of income tax valuation expense, potential company sale expense and impairment charges while the diluted income per share for fiscal 2006 included $0.10 of impairment expense.

As previously disclosed, the Company has entered into a definitive merger agreement to be acquired by F&H Acquisition Corp., the holding company for Fox & Hound Restaurant Group, for $5.60 per share in cash, or an aggregate purchase price of $74.8 million. The stockholders of Champps are scheduled to vote on the merger on September 28, 2007 and, if the merger is approved, it is currently anticipated that the merger will be completed on October 1, 2007. Completion of the merger is subject to certain other customary closing conditions, including the absence of certain changes and the obtaining of certain third party consents. The transaction is not subject to a financing condition.

Under the terms of the definitive merger agreement, Champps may, subject to the provisions of the merger agreement, terminate the agreement under certain circumstances upon payment of a termination fee.

In connection with the proposed merger, Champps has called for redemption and, subject to the completion of the merger and the availability of sufficient funds, will redeem at or immediately prior to the closing of the merger all of its outstanding convertible notes due December 2007.

The Company’s management does not plan to have a conference call to discuss the Company’s results for this quarter or the fiscal year.

About Champps Entertainment, Inc.

Champps Entertainment, Inc. owns and operates 48 and franchises/licenses 13 restaurants in 21 states. Champps, which competes in the upscale casual dining segment, offers an extensive menu consisting of freshly prepared food, coupled with exceptional service. Champps creates an exciting environment through the use of videos, music, sports and promotions.

Safe Harbor Statement

Certain statements made in this press release are forward-looking statements based on management’s experience and current expectations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such forward-looking statements include statements regarding the completion of the transaction with F&H Acquisition Corp., including the parties’ ability to satisfy the conditions set forth in the definitive agreement or the possible termination of the definitive agreement, as well as the redemption of our convertible notes. Among the factors that could cause future results to differ materially from those provided in this press release are: our ability to successfully develop and implement strategies to increase revenues and profitability; our ability to achieve our key strategic initiatives, including menu changes, bar reinvigoration and real estate site selection strategy; the highly competitive nature of the casual dining restaurant industry; our ability to open and operate additional restaurants profitably; our ability to control restaurant operating costs, including commodity prices, energy and insurance costs; potential fluctuation in our quarterly operating results due to seasonality and other factors including the levels of pre-opening expenses for new restaurants; the continued service of key management personnel; consumer perceptions of food safety; changes in consumer tastes and trends and general business and economic conditions; our ability to attract, motivate and retain qualified employees; labor shortages or increased labor charges; our ability to protect our name, trademarks, logo and other proprietary information; the impact of litigation and assessments; the impact of federal, state or local government regulations relating to our associates, such as increases in minimum wage, or the sale of food and alcoholic beverages; our ability to fully utilize income tax operating loss and credit carryforwards; our inability to cancel or renegotiate unfavorable leases; our ability to maintain effective internal controls; the ability of our restaurants to cover their asset values and avoid asset impairment charges; and our ability to preserve intact our business organization and our relationships with employees, customers and suppliers pending the completion of the merger. Information on significant potential risks and uncertainties that may also cause such differences include, but are not limited to, those mentioned by the Company from time to time in its filings with the SEC available at the SEC’s web site at http://www.sec.gov. The words “may,” “will,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contact:

Champps Entertainment, Inc., 303-804-1333

Michael P. O’Donnell, CEO

David D. Womack, CFO

CHAMPPS ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended and Twelve Months Ended July 1, 2007

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Revenue
Sales	$46,907	$49,210	$197,389	$206,387
Franchising and royalty, net	155	175	680	643

Total revenue	47,062	49,385	198,069	207,030

Costs and expenses
Cost of sales and operating expenses
Product costs	13,489	14,098	56,448	58,180
Labor costs	15,626	16,262	64,570	65,690
Other operating expense	7,659	8,227	31,789	32,132
Occupancy	5,193	5,204	20,536	20,776
Pre-opening expense	—	26	—	183
General and administrative expense	3,179	4,196	13,085	14,735
Depreciation and amortization	2,578	2,597	10,356	10,859
Severance	—	—	(136)	110
Asset impairment charges and restaurant closings/disposals	—	—	530	2,136
Potential company sale expense	167	—	666	—
Other expense	55	188	324	474

Income (loss) from operations	(884)	(1,413)	(99)	1,755
Interest expense, net	119	214	751	1,127
Expense (income) related to predecessor companies	—	—	12	(5)

Income (loss) from continuing operations, before tax	(1,003)	(1,627)	(862)	633
Income tax expense	(293)	(927)	6,648	(901)

Income (loss) from continuing operations	(710)	(700)	(7,510)	1,534
Loss on discontinued operations, net of tax	14	1,294	340	3,092

Net loss	$(724)	$(1,994)	$(7,850)	$(1,558)

Basic income (loss) per share:
Income (loss) from continuing operations	$(0.05)	$(0.05)	$(0.57)	$0.12
Loss from discontinued operations, net of tax	(0.01)	(0.10)	(0.03)	(0.24)

Net loss	$(0.06)	$(0.15)	$(0.60)	$(0.12)

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.05)	$(0.05)	$(0.57)	$0.12
Loss from discontinued operations, net of tax	(0.01)	(0.10)	(0.03)	(0.24)

Net loss	$(0.06)	$(0.15)	$(0.60)	$(0.12)

Basic weighted average shares outstanding	13,094	13,199	13,102	13,151

Diluted weighted average shares outstanding	13,094	13,199	13,102	13,213

CHAMPPS ENTERTAINMENT, INC.

Supplemental Information

(Stated as a percentage of restaurant sales)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 1, 2007	July 2, 2006	July 1, 2007	July 2, 2006
Store weeks	637	637	2,548	2,548
Average weekly sales	73,637	77,253	77,468	81,000

Product costs	28.8%	28.6%	28.6%	28.2%
Labor costs	33.3%	33.0%	32.7%	31.8%
Other operating expenses	16.3%	16.7%	16.1%	15.5%
Occupancy	11.1%	10.6%	10.4%	10.1%
Pre-opening expenses	0.0%	0.1%	0.0%	0.1%

Total cost of sales and operating expenses	89.5%	89.0%	87.8%	85.7%

Depreciation and amortization	5.5%	5.3%	5.3%	5.3%
Total cost of sales, operating expenses and depreciation and amortization	95.0%	94.3%	93.1%	91.0%

General and administrative expense (Stated as a percentage of revenue)	6.8%	8.5%	6.6%	7.1%

Champps Entertainment, Inc.

Selected Balance Sheet Information

(In thousands)

(Unaudited)

	July 1, 2007	July 2, 2006
Cash and cash equivalents	$19,378	$9,449
Total assets	129,724	136,702
Total debt	14,908	14,707
Total shareholders' equity	69,402	76,728

Champps Entertainment, Inc.

Selected Cash Flow Information

(In thousands)

(Unaudited)

	Twelve Months Ended
	July 1, 2007	July 2, 2006
Net cash provided by operating activities	$11,887	$13,824
Net cash used in investing activities	(1,501)	(7,619)
Net cash provided by (used in) financing activities	(457)	542

Net change in cash and cash equivalents	$9,929	$6,747

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, for the three months and twelve months ended July 1, 2007 and July 2, 2006, the Company has provided “adjusted diluted net income (loss) per share from continuing operations,” a non-GAAP measurement that excludes the impact of the income tax valuation allowance expense, potential company sale expenses and asset impairment charges. The non-GAAP measurement is intended to supplement the presentation to the Company’s financial results in accordance with GAAP. The Company believes that the presentation of this item provides additional information to facilitate the comparison of past and present financial results. Adjusted diluted net income (loss) per share from continuing operations should not be considered in isolation or construed as a substitute for net income (loss) per share or other operations data or cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. Adjusted diluted net income (loss) per share from continuing operations, as calculated, may not be comparable to similarly titled measures reported by other companies.

	Three Months Ended
	July 1, 2007
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted
Income (loss) from continuing operations	$(710)	$323	$101	$—	$(286)
Loss on discontinued operations, net of tax	14	—	—	—	$14
Net income (loss)	(724)	323	101	—	$(300)

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.05)	$0.02	$0.01	$—	$(0.02)
Loss on discontinued operations, net of tax	(0.01)	—	—	—	(0.01)
Net income (loss)	(0.06)	0.02	0.01	—	(0.03)

	Twelve Months Ended
	July 1, 2007
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted
Income (loss) from continuing operations	$(7,510)	$8,108	$403	$321	$1,322
Loss on discontinued operations, net of tax	340	—	—	—	$340
Net income (loss)	(7,850)	8,108	403	321	$982

Diluted income (loss) per share:
Income (loss) from continuing operations	$(0.57)	$0.61	$0.03	$0.03	$0.10
Loss on discontinued operations, net of tax	(0.03)	—	—	—	(0.03)
Net income (loss)	(0.60)	0.61	0.03	0.03	0.07

	Twelve Months Ended
	July 2, 2006
	Reported	Income Tax Valuation	After-Tax Potential Company Sale Expense	After-Tax Impairment Charge	Adjusted
Income from continuing operations	$1,534	$—	$—	$1,292	$2,826
Loss on discontinued operations, net of tax	3,092	—	—	—	$3,092
Net income	(1,558)	—	—	1,292	$(266)

Diluted income (loss) per share:
Income from continuing operations	$0.12	$—	$—	$0.10	$0.22
Loss on discontinued operations, net of tax	(0.24)	—	—	—	(0.24)
Net income	(0.12)	—	—	0.10	(0.02)